FORM 15

THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-30246

                                    --------

                                SurgiCare, Inc.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             6699 Chimney Rock #105
          ------------------------------------------------------------
                               Houston, Tx 77081

                                 (713) 665-1406
          ------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                       SERIES A REDEEMABLE PREFERRED STOCK
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
(Titles of all other classes of securites for which a duty to file reports under section 13(a) or 15(d) remains


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                 Rule 12g-4(a)(1)(i) [X] Rule 12h-3(b)(1)(i) [ ]

                Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(ii) [ ]

                 Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(i) [ ]

                Rule 12g-4(a)(2)(ii) [ ] Rule 12h-3(b)(2)(ii) [ ]

                                  Rule 15d-6 [ ]


  Approximate number of holders of records as of the certification or notice
date:        16
        --------------

  Pursuant to the requirements of the Securities Exchange Act of 1934, Dictaphone Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February 16, 2001    By:  /s/  Charles S. Cohen
         ----------------         ---------------------------
                                  Charles S. Cohen
                                  Cheif Operating Officer